UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

ANTERO REOURCES LLC

(Exact name of registrant as specified in its charter)

Delaware	333-164876-06	90-0522242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 17th Street
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 357-7310

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Prior to February 2, 2012, we filed annual, quarterly and periodic reports through EDGAR with Antero Resources Finance Corporation as the primary registrant.  Beginning on February 2, 2012, we have filed and intend to file all future annual, quarterly and periodic reports through EDGAR with Antero Resources LLC as the primary registrant.  Accordingly, in order to assist investors in accessing all of our relevant historical disclosures, we are re-filing this report through EDGAR with the primary registrant changed to Antero Resources LLC.  No other changes have been made to the disclosure contained in this report, and this report does not disclose any new information.

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Item 1.01              Entry Into a Material Definitive Agreement

On October 1, 2010, Antero Resources entered into definitive agreements to sell its midstream assets located in the Woodford Shale area of the Arkoma Basin of Oklahoma to affiliates of Cardinal Midstream, LLC for a total purchase price of $268 million in cash.

Centrahoma Agreement

Pursuant to the terms of the Purchase and Sale Agreement by and among Antero Resources LLC, Antero Resources Midstream Corporation (“ARMC”), a wholly owned subsidiary of Antero Resources LLC, and Cardinal Arkoma Midstream, LLC, dated as of October 1, 2010 (the “Centrahoma Agreement”), Antero will sell to Cardinal and Cardinal will purchase from ARMC (i) ARMC’s 60% membership interest in Centrahoma Processing LLC (“Centrahoma”), which is a joint venture with MarkWest Energy Partners, L.P. that operates two cryogenic processing plants in the Arkoma Basin that currently have 100 MMcfd of natural gas processing capacity and (ii) certain real and intangible personal property relating to a potential expansion of Centrahoma’s processing facilities.

ARMC Agreement

Immediately following the consummation of the transactions contemplated by the Centrahoma Agreement, pursuant to the terms of the Stock Purchase Agreement by and between Antero Resources LLC and Cardinal Arkoma, Inc., dated as of October 1, 2010 (the “ARMC Agreement”), Antero will sell to Cardinal and Cardinal will purchase from Antero all of the outstanding shares of common stock of ARMC.  In addition to its 60% member interest in Centrahoma, ARMC’s other assets consist of approximately 50 miles of gathering pipeline in Antero’s Northern Front and East Rockpile areas of the Woodford Shale play and an amine treating plant for CO2 removal located in the East Rockpile area that currently has 42 MMcfd of capacity.

Copies of the Centrahoma Agreement and the ARMC Agreement (together, the “Purchase Agreements”) are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.  The above description of the Purchase Agreements is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreements. The Purchase Agreements are filed herewith to provide investors with information regarding their terms.  They are not intended to provide any other factual information about Antero, Cardinal or their respective affiliates.  In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreements are qualified by information in confidential disclosure schedules provided by Antero and Cardinal to each other in connection with the signing of the Purchase Agreements.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreements.  Moreover, certain representations and warranties in the Purchase Agreements were used for the purpose of allocating risk between Antero and Cardinal rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Purchase Agreements as characterizations of the actual statements of fact about Antero, Cardinal or their respective affiliates.

The closing of the matters contemplated by the Purchase Agreements is expected to occur in early November 2010 and will have an effective date of September 30, 2010.  Closing is subject to customary closing conditions, including (i) confirmation of the parties’ representations and warranties as of the closing date, (ii) the parties’ performance of certain covenants, and (iii) the receipt of all required approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  If the Purchase Agreements are terminated under certain circumstances, Antero may retain the deposit of $13.4 million (5% of the total purchase price) paid by Cardinal to Antero.

Item 7.01.             Regulation FD Disclosure.

On October 1, 2010, Antero Resources issued a press release announcing the entry into the agreements to sell the midstream assets.  A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

EXHIBIT	DESCRIPTION

2.1	Purchase and Sale Agreement by and among Antero Resources LLC, Antero Resources Midstream Corporation and Cardinal Arkoma Midstream, LLC, dated as of October 1, 2010.
2.2	Stock Purchase Agreement by and between Antero Resources LLC and Cardinal Arkoma, Inc., dated as of October 1, 2010.
99.1	Antero Resources press release dated October 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES LLC

	By:	/s/ Glen C. Warren, Jr.
Glen C. Warren, Jr.
President and Chief Financial Officer

Dated: April 11, 2012

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.1	Purchase and Sale Agreement by and among Antero Resources LLC, Antero Resources Midstream Corporation and Cardinal Arkoma Midstream, LLC, dated as of October 1, 2010.
2.2	Stock Purchase Agreement by and between Antero Resources LLC and Cardinal Arkoma, Inc., dated as of October 1, 2010.
99.1	Antero Resources press release dated October 1, 2010.